                                                                    EXHIBIT 99.1


For Immediate Release                               Contacts: Bill Wells - Media
December 1, 1999                               Thomas H. Muller, Jr. - Financial
                                                                  (770) 242-8723


   ABBOTT LABORATORIES INCREASES EQUITY POSITION IN SPECTRX, INC. AS PART OF
    AGREEMENT TO DEVELOP CONTINUOUS GLUCOSE MONITOR FOR PEOPLE WITH DIABETES


         NORCROSS, GEORGIA -- SpectRx, Inc., (NASDAQ: SPRX) today announced it has agreed to include joint development of a continuous glucose monitor as part of an existing agreement with Abbott Laboratories (NYSE: ABT). As part of the agreement, Abbott has increased its equity position in SpectRx by purchasing $2.75 million in convertible redeemable preferred stock and is expected to make an additional $2.5 million convertible redeemable preferred stock investment in SpectRx on January 3, 2000 under the same financial terms and conditions.

         Based on SpectRx's biophotonic technology, the wearable sensor, worn on top of the skin, offers the promise of allowing people with diabetes to continuously monitor their glucose levels without the pain and inconvenience of using needles, implanting a sensor or drawing blood.

         Under the revised agreement, Abbott has exclusive worldwide marketing rights to continuous monitoring as well as single-use monitoring applications of the technology. The new agreement includes revised milestones, and cooperative research and development focused initially on continuous monitoring. Under the agreement, SpectRx will receive a royalty on sales of disposables and have the option to manufacture continuous monitoring devices for Abbott.

         "This is a significant agreement for SpectRx that recognizes our progress in continuous glucose monitoring with our prototype meter and wearable patch design," said Mark A. Samuels, SpectRx chairman and CEO. "The device has been in development for the past year and a prototype system was demonstrated at the 1999 American Diabetes Association meeting. We look forward to Abbott's financial and technical help, under the new agreement, to move this product to market."

         The SpectRx technology measures glucose levels in interstitial fluid
(ISF). The ISF is collected through an array of micropores created with a laser in the stratum corneum, the dead outer layer of skin, and measured in a patch containing a glucose sensor. A study conducted by SpectRx, and presented at the 1999 American Diabetes Association meeting, with 20 diabetics wearing the continuous monitoring system showed a correlation coefficient (r) of 0.90, when compared to a finger stick method, over a glucose range of 60 to 400 mg/dL.

         Blood glucose levels are a measure of an individual's health status. Because people with diabetes cannot properly metabolize glucose, they must frequently monitor their glucose levels by pricking their fingertips to draw the drop of blood necessary for conventional glucose monitoring. The International Diabetes Federation estimates that diabetes affects more than 150 million people worldwide. Complications from diabetes include kidney disease, blindness and increased risk of heart disease. The yearly worldwide market for glucose testing is estimated at $3 billion and is growing at an annual rate of 12 to 18 percent.

         SpectRx, Inc. is a leading biophotonics company that develops and manufactures painless and bloodless alternatives to medical diagnostic and monitoring procedures. For more information, visit the SpectRx web site at www.spectrx.com.

Certain matters discussed in this announcement contain forward-looking statements that involve material risks to, and uncertainties in the company's business that may cause actual results to differ materially from those anticipated by the statements made herein. The matters discussed herein should be viewed together with the Risk Factors in the Company's 10K for the year ending December 31, 1998 on file with the SEC.